Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-268572) pertaining to the LiveWire Group, Inc. 2022 Incentive Award Plan of our report dated February 21, 2025, with respect to the consolidated financial statements and schedule of LiveWire Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 21, 2025